UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 23, 2004

Date of Report (Date of earliest event reported)

NET PERCEPTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25781	41-1844584

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 France Avenue South, Edina, Minnesota 55435

(Address of Principal Executive Offices, Including Zip Code)

(952) 842-5000

(Registrant's Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events and Required FD Disclosure.

On March 23, 2004, Net Perceptions, Inc. (the “Company”) announced that, at a reconvened special meeting of stockholders held at the Company’s headquarters earlier today, the proposal to approve and adopt a plan of complete liquidation and dissolution of the Company did not receive the affirmative vote of a majority of the total number of shares outstanding as of the record date for the special meeting required to approve the proposal.

The press release issued by the Company on March 23, 2004 is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press Release issued by Net Perceptions, Inc. on March 23, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET PERCEPTIONS, INC.

Date:	March 23, 2004	By:	/s/ Thomas M. Donnelly

Thomas M. Donnelly
President

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release issued by Net Perceptions Inc. on March 23, 2004.

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Tom Donnelly President and Chief Financial Officer Net Perceptions, Inc. 952-842-5400 tdonnelly@netperceptions.com

Net Perceptions Stockholders Fail to Approve Plan of Liquidation

MINNEAPOLIS, March 23, 2004 – Net Perceptions, Inc. (Nasdaq National Market: NETP) announced that, at a reconvened special meeting of the Company’s stockholders held at the Company’s headquarters today, the proposal to approve and adopt a plan of complete liquidation and dissolution of the Company did not receive the affirmative vote of a majority of the total number of shares outstanding as of the record date for the special meeting required to approve the proposal. Of the 15,773,134 shares represented in person or by proxy at the reconvened special meeting, 13,810,233 shares voted in favor of the proposal, 1,925,694 shares voted against and 37,207 shares abstained.

The Company said its board of directors would meet as soon as practicable to explore what alternatives are now available for the future of the Company.